PLAYLOGIC


Source: Playlogic Entertainment, Inc

                                                                   PRESS RELEASE

  PLAYLOGIC ENTERTAINMENT, INC. PREPARES LISTING ON LONDON STOCK EXCHANGE (AIM)

Amsterdam, The Netherlands, January 17, 2007 - Playlogic Entertainment, Inc. (OTCBB: PLGC) today announced that it is currently working on a listing of the Company on the London Stock Exchange (AIM). The Board of Directors anticipates making further announcements in this respect in the course of the first quarter of 2007.

CHANGE OF AUDITOR
In view of a European listing, the Company today announced that on January 10, 2007, Rothstein, Kass & Company, P.C. ("Rothstein Kass") resigned and ceased to be the independent registered public accounting firm of Playlogic Entertainment, Inc. (the "Company"). The resignation was accepted by the Company's board of directors.

FULLY COMPLIANT
On December 21, 2006 the Company filed its reviewed restated interim financial statements for the quarter ended September 30, 2007, after which the Company is current with its reporting and filing duties under the Securities Exchange Act.

The Company started the search for a new auditor, which profile will match the envisaged repositioning.


ABOUT PLAYLOGIC:
Playlogic Entertainment, Inc. is an independent publisher of entertainment software for consoles, PCs, handhelds, mobile devices, and other digital media. Playlogic, established in early 2002, publishes game concepts across various genres. The company distributes its products worldwide through all available channels, online and offline.

Playlogic, who currently has approximately 75 employees, is listed on the OTC BB under the symbol "PLGC" and is headquartered in New York and Amsterdam. Its internal studio is based in Breda (The Netherlands).

Playlogic's portfolio includes games that are being developed by a number of studios throughout the world as well as games developed by several teams at Playlogic Game Factory, Playlogic's in-house development studio based in Breda. Currently, a number of titles on several platforms are under development, including "Ancient Wars: Sparta," "Infernal," "Xyanide Resurrection," "Age of
Pirates: Captain Blood," and the "Red Bull Break Dance Game." In total, 250 to 300 external developers are working on Playlogic's portfolio.

Playlogic is always looking for additional, high-quality games and acquires products that can be exploited in the complete value chain of digital entertainment products from games at retail to mobile games and digital TV.


FORWARD LOOKING STATEMENTS
This release contains statements about Playlogic's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to Playlogic's business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov Any forward-looking statements are based on information available to Playlogic on the date of this release, and Playlogic assumes no obligation to update such statements.


FOR MORE INFORMATION
Playlogic Entertainment, Inc.
Esther Berger, Corporate Communication & IR Manager
T: +31 20 676 03 04
E: eberger@playlogicint.com


For further information about Playlogic please visit www.playlogicgames.com